Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Pam Marsh (626) 535-8465
MEDIA CONTACT:
Michael DiVirgilio (213) 486-6560

INDYMAC ISSUES 2007 ANNUAL SHAREHOLDER LETTER

PASADENA, Calif. — February 12, 2008 —

IndyMac Bancorp, Inc. (NYSE: IMB) (“Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today released its annual letter to shareholders from Chairman and CEO Michael W. Perry, that will be contained in the Company’s annual report, which will be issued as scheduled at the end of March. Indymac has also filed a Form 8-K containing the annual shareholder letter, along with other documents related to the Company’s 4th quarter 2007 earnings, with the Securities and Exchange Commission. The Form 8-K is available on Indymac’s Website at www.imb.com. The text of the letter is contained below.

Dear Shareholders:

2007 was a terrible year for our industry, for Indymac and for you, our owners. The 4th quarter of 2007 marked the eighth quarter of the current housing downturn (as measured by housing’s contribution to GDP), making it already the fourth worst housing downturn in modern times, and many now predict that, before it turns around, it is going to be the longest and deepest since the Great Depression. Non-GSE mortgage lending (i.e., loans not sold to Fannie Mae and Freddie Mac or FHA/VA insured loans) has been devastated by the collapse of the private secondary market. This collapse in late summer was caused by significantly worsening mortgage credit fundamentals and tremendous uncertainty and fear among investors about declining housing prices and future credit losses. As a result of the housing bubble bursting, delinquencies and non-performing home loans increased rapidly in 2007. Importantly, as I write this note nearly all housing industry participants ... from home builders and home buying and selling consumers, to lenders, to investors ... are pessimistic about the near-term outlook for the housing and mortgage markets, and, as often happens, market expectations can become self-fulfilling.

2007 in Review

As a Federal thrift and major USA home lender, with a sector-specific business model entering this crisis period that was focused primarily on non-GSE mortgage banking (Alt-A lending, securitization and servicing) and home construction lending, Indymac bore the brunt of the crisis as it worsened throughout the year. The magnitude and rapidity of the deterioration of the housing and mortgage markets was disturbing and shocking to almost everyone, including Indymac, other financial institutions and our government. As objective evidence of this decline’s severity, our non-performing assets (NPAs), which were only $184 million (or 0.63% of assets) at December 31, 2006 increased eight-fold to $1.51 billion (or 4.61% of assets) at December 31, 2007 and are projected to peak at between 7.5% and 8% of assets in the second half of 2008.

Impact of the Credit Crisis on Indymac

As a result of this increase in NPAs, combined with a decline in delinquency “cure rates” and an increase in expected loss severities on the disposition of non-performing loans and REO due to the declining housing market and economy, Indymac, like many financial institutions, took a major step in bolstering its credit reserves in the 3rd quarter, taking credit provisions/costs1 of $408 million pre-tax, roughly four-fold higher than the 2nd quarter, and increasing our credit reserves 47% in just one quarter to $1.39 billion.

As credit trends continued to deteriorate in the 4th quarter, we undertook another review of all of our loan portfolios, including our delinquency roll-rates and loss severities ...even hiring a nationally recognized consulting

1 Credit provisions/costs include provisions for loan losses, credit marks-to-market for loans held for sale, provisions to the secondary market reserve (for potential loan repurchases), credit write-downs of residual and non-investment grade securities and REO losses.

firm to independently review our subdivision and consumer construction portfolios. It is somewhat of an oversimplification, but essentially, for our consumer loan portfolios, we took the last four months of 2007 delinquency roll rates (which were horrible) and assumed these rates would continue through Q3-08 and then gradually drop to 70% of these rates by the end of 2009. Additionally, our forecast models factored in an additional 8-10% house price depreciation from today’s levels, consistent with the Moody’s Economy.com forecast. As a result, we more than doubled our credit provisions/costs again in the 4th quarter to $863 million, increasing our total credit reserves an additional 71% from the 3rd quarter to $2.4 billion at December 31, 2007 (with $1.1 billion related to loans and REO and the other $1.3 billion consisting of gross credit reserves imbedded in non-investment grade and residual securities). For the full year of 2007, we took $1.45 billion in pre-tax credit provisions/costs, by far larger than Indymac has taken in its entire history. Importantly, of this $1.45 billion, only $483 million represented losses actually realized in 2007, consisting of $200 million in loan charge-offs, $46 million in REO write-downs and $237 million of realized credit losses on non-investment grade and residual securities. In other words, $970 million pre-tax (or $591 million after-tax) of Indymac’s credit provisions/costs in 2007 are related to losses that were not realized in 2007, but which we project to realize in 2008, 2009 and beyond.

Based on the establishment of these unprecedented credit reserves and, to a lesser extent, on the collapse of our non-GSE mortgage banking business, Indymac lost $609 million for the year, the first annual loss in our 23-year history. As a result of this loss and panic market conditions for anything or anyone involved in mortgages, Indymac lost $2.8 billion, or 85%, of its market capitalization in 2007. The only good news is that, even with this significant loss, we remain in a fundamentally sound financial position as a result of raising $676 million in equity capital in 2007: $500 million of bank perpetual preferred stock with an 8.5% coupon in the 2nd quarter, $146 million of common equity (at an average price of $20 per share in the 3rd and 4th quarters) and $30 million of holding company trust preferred securities. Our capital levels continue to exceed the levels defined as “well capitalized” by our regulators. At year end, Indymac’s core capital ratio was 6.24%, and our total risk-based capital ratio was 10.50%, down from 7.39% and 11.72% at December 31, 2006. In addition to maintaining strong capital, Indymac now has $2.4 billion in credit reserves, or four times the $619 million it had at December 31, 2006, which puts us in a strong position to return to profitability sooner than later. Indeed, based on our new business model (which I discuss more thoroughly below), we are forecasting a small profit in 2008, even including the Q1-08 staff reduction and office closing costs, and we believe we can maintain our “well-capitalized” capital ratios even under worsening industry conditions.

Impact on Other Mortgage Industry Participants

Indymac was not alone in suffering major operating losses and loss of market value in 2007. As I write this note, over 225 independent mortgage companies have failed and over 100,000 jobs have been lost in our industry. Countrywide, the largest independent home lender in the USA, who had been in business for nearly 40 years, was forced to sell at a distressed level to BofA. Fannie Mae and Freddie Mac (the GSEs), who are predominantly conforming mortgage lenders, have taken significant losses. GE lost over $2 billion in the mortgage business, CapOne lost over $1 billion, and both have exited the business. Citigroup and Merrill Lynch, two of America’s largest financial institutions, each announced 4th quarter losses, primarily related to mortgage lending and securitization, of roughly $10 billion after-tax each, the worst losses in their histories for both ...and, unlike Indymac, these two institutions have substantial business activities other than USA home mortgage lending. UBS, a large European bank, has stated that it expects to report a loss of $11 billion for the 4th quarter and a loss of $4 billion for the full year 2007 because of $14 billion in losses on positions related to the US residential mortgage market. Even Wells Fargo, who has long been considered to be the “gold standard” when it comes to credit risk management, established billions in additional reserves related to its home lending activities.

Reflecting these issues, the market capitalization declines (from January 1, 2007 through January 31, 2008) of the top 25 USA home lenders entering 2007 have been significant, even for diversified financial institutions. The largely diversified commercial banks in this category are down 18%, with National City being down the most at 51%. The investment and money center banks are down 32%, with Citi being down the most at 49%; the three thrifts in this category are down 69%, with Countrywide being down 84%; and the two mortgage REITs in this category are down 100% (these two went bankrupt, while the third REIT in the group was acquired in January 2007). In addition, this list does not include the GSEs, who are down 49%, and the mortgage and bond insurers, who are down 81%.

Impact on Consumers

While financial institutions like Indymac are suffering, American homeowners are also suffering and struggling to pay their mortgages and keep their homes out of foreclosure. Importantly, it is in Indymac’s and its investors’ interest to work with any borrower who is struggling and try to keep them in their home and avoid foreclosure. We have embraced and implemented Treasury Secretary Paulson’s “Hope Now” program and are also a significant participant with NeighborWorks® America, a national non-profit organization created by Congress to provide financial support, technical assistance and training for community-based revitalization efforts. Clearly, recently declining mortgage rates should help on all fronts by: (1) reducing the payment shock for borrowers on adjustable rate mortgages; (2) allowing borrowers who qualify to refinance into lower fixed rate loans; and (3) helping to stabilize housing prices and the housing market overall.

In addition, to prevent consumers from making the wrong mortgage choice in the future, Indymac has decided to adopt as our policy that borrowers without $50,000 in demonstrated liquid assets or $250,000 in demonstrated net worth are not eligible for the following products:2

1. ARM loans with initial fixed terms of less than five years.

2. Loans with negative amortization or prepayment penalties.

3. Limited documentation loans.

Limited Documentation Lending

I want to briefly take a minute to discuss limited documentation lending, a major part of our historical volumes. First, I would point out that this business has been around for decades, and even today nearly the entire consumer finance sector (autos, credit cards and personal loans) is limited documentation/stated income loans. The core limited documentation mortgage product — a low loan-to-value (LTV) first mortgage (low 70% average LTV) with a borrower who has excellent credit (average FICO score of 700) — is a good loan and continues to perform well, even in the current environment. This product is needed given the large number of people who are self-employed, retired, foreign nationals, etc., in our country/economy. With the benefit of hindsight, the severe losses that have occurred are largely the result of loans that layered limited documentation risk with other risks (i.e., negative amortization ARM loans, investor properties, higher LTVs and lower FICOs). Given the credit tightening we and other lenders have implemented, this layering of risk has largely stopped.

To put all of Indymac’s lending into perspective, since 1993 we have made a total of $345 billion in home loans, and roughly half of those loans have already paid in full ... likely most through refinance transactions. Less than 2% of these loans have ultimately been foreclosed on, meaning that 98% have succeeded. And of the $182 billion in our servicing portfolio at December 31, 2007, our borrowers have built up their home equity, on average, from $97,000 at loan origination to an estimated $121,000, or an aggregate home equity increase of $14 billion, from $61 billion to $75 billion, just in the few years since we originally made the loans.

Who is to blame for the mortgage industry’s financial losses and also the record number of Americans losing their homes?

All home lenders, including Indymac, were a part of the problem, and, as Indymac’s CEO, I take full responsibility for the mistakes that we made. However, objective reviewers of this mortgage crisis understand that home lenders and mortgage brokers were not the only ones responsible. Systemic problems in our secondary mortgage markets and credit markets, and our government’s over-stimulation of the housing market via monetary and tax policies (the capital gains tax break on home sales encouraged speculation), were all major factors that contributed to the problem. Indymac and most home lenders were not “greedy and stupid”. Most of us believed that innovative home lending served a legitimate economic and social purpose, allowing many US consumers to be able to achieve the American dream of homeownership ... and we still do. Homeownership is the main way we Americans accumulate wealth and, in fact, a recent Federal Reserve Bank study shows that homeowners on average have 46 times the personal wealth of renters.

2  These amounts are conservatively calculated after the mortgage loan closes. This policy does not apply to reverse mortgages, which by their nature are limited documentation, negative amortization loans.

As innovative home lending and loan products became more widespread, the result was more people succeeding (in homeownership) and more people failing (losing their home) than ever before. But everyone, including both the government and consumer advocate groups who encouraged this lending via enforcement of CRA lending requirements, also bought into the concept that, if lenders and investors could properly price this increased risk, the higher number of failures was worth the social and economic goals of expanded homeownership. And it worked for many years; the homeownership rate, which had not moved in several decades, expanded from 64% to 69% from 1994 to 2006, allowing 4 million additional Americans the opportunity to have the American dream and build wealth.

However, in retrospect, like many innovations (e.g., the Internet, railroads, etc.), innovative home lending went too far. The housing bubble, caused primarily by the low interest rates for ARM mortgages fostered by the Fed’s accommodative monetary policy and even lower rates for fixed/long-term mortgages due largely to tremendous global liquidity, combined with strong demand by institutional investors for assets with higher yields, resulted in a “systemic” underestimation of credit risk. This systemic underestimation of credit risk was not just for mortgages but for many forms of credit. By way of example, Indymac (and many other major financial institutions) has for years used one of the major credit rating agencys’ models to assess and price credit risk on home loans. This model estimates expected lifetime losses on a loan level basis, and we closely monitor these average estimated lifetime losses for all of our loan production (that can be evaluated) on an ongoing basis. This particular rating agency revised its model in November 2007 (from version 6.0 to 6.1). Applying version 6.0 to our Q4-06 production (the version in place at that time) indicated an average expected lifetime loss rate of 0.88%, which we felt was a reasonable level of expected losses at which we could properly and adequately price the loans. However, now applying the updated version 6.1 to this same Q4-06 pool of loans results in an average expected lifetime loss rate of 1.88%, a 114% increase in expected losses in one year. This clearly indicates the extent to which the systemic underestimation of credit risk took place in the mortgage markets. As we began to realize this, we tightened our guidelines throughout the last year, with the result that our average expected lifetime loss rate for Q4-07 declined to 0.45% based on version 6.1, a 76% reduction in credit risk as compared to Q4-06, boding well for the future credit quality and related credit provisions/costs of our new business model.

Why didn’t mortgage lenders see that things were going too far?

Lenders didn’t see that things were going too far partly because we were too close to it but mostly because objective evidence of this credit risk did not show up in our delinquencies and financial performance until it was too late to prevent significant losses. And there were many events along the way that confirmed for those of us who believed that innovative home lending was possibly a paradigm shift (similar to widespread ownership of stocks by consumers) and definitely a legitimate marketplace: major financial institutions were offering these products and spending billions to purchase companies who specialized in these products; Wall Street firms and broker/dealers of major banks were underwriting our and others’ transactions and also spending billions as recently as 2006 to buy non-GSE lenders in order to vertically integrate their home lending and securitization activities; major mortgage and bond insurers were insuring individual mortgages and pools of mortgages or bonds created from these mortgages; major credit rating agencies were providing strong ratings on our and others’ transactions; and major investors around the world were purchasing these mortgage-backed bonds and even CDOs backed by these bonds (something we home lenders had no involvement in or awareness of). Very few in the private sector or in government predicted that the bursting of the housing bubble would be so severe and would result in the current wave of delinquencies, foreclosures and credit losses and the eventual collapse of the non-GSE secondary market...even for high credit quality, full-documentation, jumbo home loans.

It is also important to understand that the rapid rise in housing prices is one of the key culprits in this current housing and mortgage crisis. In modern times, housing prices have declined in certain regions of the country but never on a nationwide basis. As a result of this fact and the important social and economic benefits that are clearly derived from homeownership, the government (first through FHA/VA programs and then through the GSEs) encouraged a USA mortgage market built upon very high leverage, with LTV ratios nearing 100% for first-time homebuyer programs. However, as home prices decline, either regionally or nationally, the leverage in a home loan, combined with the leverage of a financial institution or securitization structure, can result in significant losses for financial institutions, investors and consumers. Add to this mix a housing market that has not had a single regional market decline in over 15 years and, in fact, had a huge boom in prices from 2003 to 2006, and you can begin to understand how home lending was impacted. Automated risk-based models, on which the entire market relied, replaced portions of traditional underwriting and credit evaluation, and only in retrospect is it now clear that these models did not perform as predicted during a period of severe economic stress. As events unfolded, this proved to be particularly the case with respect to programs such as piggyback loans and high LTV cash-out refinance transactions, including home equity and second mortgages.

The bottom line of the housing crisis for Indymac and its leadership team

As I said earlier, I take full responsibility for the errors we made at Indymac, but I also believe that our cumulative results from 2001 through 2007 (our first seven years as a thrift) would not have been that much better even if we had operated Indymac’s business model flawlessly. Our cumulative return on equity for this period is still a positive 7.1%. Indymac earned $1.25 billion from 2001 to 2006 and essentially lost 49% of that amount in 2007. If we had been blessed with perfect foresight, we would have pulled back significantly starting in 2005, and that would have caused us to make significantly less in both 2005 and 2006 and lose significantly less in 2007...but we still would have lost money in 2007, both in earnings and market cap, because our core business, non-GSE mortgage banking, would still have cratered due to the broader and unforeseeable collapse of the private secondary market.

While I said that we made mistakes, we also got some big things right: (1) we converted our entire business into a Federal thrift structure, saving us from the liquidity event risk of our previous mortgage REIT structure and what Countrywide and other mortgage industry participants experienced; (2) we raised $676 million of equity capital at better terms than many major banks and investment banks before the crisis period worsened, and we did not repurchase any shares despite significant pressure to do so; (3) we bought Financial Freedom, the largest reverse mortgage lender in the nation, for $85 million in 2004, and this entity earned a record $53 million in 2007; and (4) we largely avoided subprime lending and laid off the bulk of our Alt-A and option ARM credit risk into the secondary market, including structuring most of our non-GSE transactions so that we have limited warranty exposure. In addition, our mortgage backed securities portfolio has no CDOs and no exposure to bond insurers. And, importantly, to date not one Indymac AAA Alt-A bond has been downgraded by any of the rating agencies, and we estimate that less than one-tenth of 1% of all AAA Alt-A bonds in the industry have been downgraded.

With that said, I believe in accountability, and let me assure you that no one has been held more accountable, financially, than I have. I did not sell one share or option in either 2006 or 2007. At December 31, 2006, when our stock was $45 a share, I owned stock and had vested options worth a total of $70 million, and I purchased an additional $1 million of stock in March 2007 at $29 per share. At December 31, 2007, with our stock at $5.95, I had lost 98% of this value ... value that I and Indymac’s team had worked 15 years to build. Despite the mistakes that we made during this period, I am confident that I am the person most capable of leading Indymac through this crisis period and rebuilding shareholder value, and I have the support of the management team, board of directors and our regulators. If you don’t share this view, I respect and understand this, and you will have the opportunity to make a leadership change with your vote at Indymac’s shareholders’ meeting on May 1. If I am not re-elected to the board, I will respect the shareholders’ decision and resign my positions as Chief Executive Officer of Indymac and Indymac Bank.

With the above said, in a recent New York Times Magazine article, Federal Reserve Chairman Ben Bernanke discussed the Fed’s role in fostering the mortgage crisis. He was of the viewpoint that the mortgage fiasco “had many fathers” and also expressed his dislike for perfect-hindsight-type judgments. I feel the same way. It is time to move on and discuss Indymac’s plan for successfully maneuvering through the rest of this crisis period and rebuilding shareholder value.

Looking Ahead

The first part of our 2008 plan is to continue with the conversion of our production model to the current realities of a tough housing market and the absence of a non-GSE secondary market and demonstrate that Indymac can be profitable with this production model. Second, we plan to achieve a $1.1 billion reduction in our credit provisions/costs from 2007, which would be the most significant factor contributing to our return to profitability in 2008. Third, our goal is to reduce our operating expenses, excluding REO costs, year over year by 29% starting in Q2-08. Finally, we are committed to remaining a safe and sound financial institution with strong levels of capital and liquidity. With that said, we want to try and avoid raising capital externally right now given our current stock price relative to book value per share, as any capital raised would be highly dilutive to existing shareholders (and we don’t have either the diversified business model or the “name brand” of major financial institutions who are raising capital from foreign government funds and others). As a result, we have to manage our balance sheet very carefully during this period.

Let’s look at each element of our 2008 plan in greater detail.

Mortgage Production Model

As most of you know, throughout 2007, we cut products and production channels that contributed to our credit losses and, with respect to products, where there was no longer a secondary market into which to sell them. In 2007, we permanently discontinued two production channels, our mortgage banking conduit group and our homebuilder division, and one product, subprime loans not eligible to be sold to the GSEs. Entering 2008, we have made the decision to (1) eliminate all limited documentation lending above a 75% LTV and below a 680 FICO and all ARM loans with negative amortization as an option and (2) temporarily halt new consumer construction and lot financing, our jumbo reverse mortgage product for correspondent and non-core wholesale customers and virtually all new second and home equity lending programs (except for a de minimis amount produced in our deposit branch network). You may ask, “What does that leave you with in 2008?” It leaves us still with a pretty substantial and solidly profitable production model that we expect will produce over $40 billion in home loans (or roughly a 2% share of the USA market) in 2008. We will be a national lender to mortgage brokers, bankers and community financial institutions (combined, we call this our Mortgage Professionals Group) and a national retail home lender, with both channels offering FHA/VA, GSE and prime jumbo home loan products. In addition, we will still be one of the largest reverse mortgage lenders to seniors in the USA (if not the largest) via Financial Freedom.

I have heard it said, “Indymac can’t be profitable with GSE lending margins, or Indymac doesn’t have the scale to be a GSE lender”. I believe that these statements are not based on facts and numbers. Our detailed forecasts provide strong evidence that we can make a solid profit in this line of business ... we are projecting our new production model to make $85 million after-tax in 2008. Think about it. Would the GSEs exist if home lenders selling to them can’t make a reasonable profit? Yes, GSE lending has lower margins, but it also involves lower risk and we can sell these loans faster, enhancing our ROEs. Indymac is forecasting $40 billion in annual production and we have more than $180 billion in servicing, strong automation and outsourcing ... we absolutely believe we can make this business solidly profitable for Indymac and its shareholders in 2008 and beyond. And slowly but surely, as the private secondary market and our stock price recover, we should be able to expand back into the lowest risk parts of non-GSE lending. With the above said, every regional office or branch leader at Indymac understands that they need to be profitable now with the products we offer today or they risk being shut down.

Credit Costs

The next part of our plan to return to profitability is to greatly reduce our credit provisions/costs in 2008 and beyond. Based on our $2.4 billion of credit reserves at December 31, 2007, we expect to reduce our credit costs in 2008 substantially. Even assuming a significant worsening of our non-performing assets, we project our credit provisions/costs in 2008 to be roughly $372 million, down roughly $1.1 billion from the $1.45 billion we took in 2007. This is the key driver of our expected return to profitability in 2008, but it is important to point out that even $372 million would be our second highest year ever in credit provisions/costs and would be a much higher credit cost figure than our new, predominantly FHA/VA, GSE and prime jumbo home lending model warrants. In other words, as these high credit provisions/costs are expected to abate in 2009 or so, we believe our underlying new business model’s profitability will be significantly higher than in 2008 ... in the 13% to 15% ROE range long term.

Operating Expenses

Another key driver of our return to profitability is a reduction in our cost structure. As a result of our well-publicized workforce reductions and other cost reduction measures, we are forecasting that we will reduce our annualized operating costs, excluding REO costs, year-over-year, by $264 million, from $922 million annualized per year in Q2-07 (the quarter before we began our right-sizing) to $658 million annualized in Q2-08 (the quarter after our most recent cost cutting becomes fully effective). While we expect to report a loss for the 1st quarter of 2008 due largely to the one-time severance and office closing costs that we will incur in the quarter, we project that even including these costs we will be profitable for the year. Clearly, we will be on a mission to continue to drive down our costs and staff levels until we reach solid profitability for our shareholders.

Capital

The next part of our plan is to continue to maintain our status as a fundamentally safe and sound financial institution, and the key to that is staying well-capitalized (above 5% core and 10% total risk-based capital). Our capital levels clearly have declined as a result of the losses we have taken in establishing significant reserves for future credit losses, but we still have a solid cushion above the well-capitalized levels. Since we want to try to avoid diluting our existing shareholders by issuing new stock at a price well below book value per share, the key way for us to “raise” additional capital and increase our capital cushion is to suspend the dividend and shrink our balance sheet. By suspending our annual dividend of $1 per share, or roughly $81 million per year, and shrinking our balance sheet by roughly $4.6 billion, or 14%, from December 31, 2007 via the production cuts discussed above, some modest AAA MBS sales, increasing the speed at which we sell loans to the GSEs and normal portfolio runoff, we project that we can “raise” / “free up” roughly $400 million of additional capital (an amount that is substantial in relation to the current market value of the entire company today), and we believe we can accomplish this without “fire-selling” either the entire company or our reverse mortgage business, which should be a tremendous long-term asset for our shareholders. Based on these strategies and assuming our current financial projections for 2008, we expect our capital ratios to grow to over 7.25% core and 12.00% total risk-based by year-end.

Liquidity

An equity analyst, who recently published an updated report on Indymac and who has been consistently right about our prospects, has a similar earnings forecast to Indymac’s cumulatively from Q4-07 through all of 2008 (we are taking a somewhat bigger loss in Q4-07 than this analyst projects, but, as a result, we are forecasting that we will have a small profit in 2008 versus his projection of a loss), and this analyst has us at a profit of $1 per share in 2009. Where I respectfully disagree with this analyst is on liquidity. Others have also gotten this wrong by comparing us to Countrywide and the liquidity troubles at their holding company, where Countrywide had more than 200 creditors. Indymac does not have this same level of liquidity risk or any dependence on the credit rating agencies for our sources of funding. All of our assets and operations, except cash, are held within Indymac Bank, a federally chartered thrift. As a result, we have only one creditor at our holding company, the investors in our long-term (30 year original term), trust-preferred securities. Assuming we receive no dividend payments from our bank and raise no new capital, we have enough cash at our holding company to pay two years (2008 and 2009) worth of trust-preferred dividend payments, and, even then, we have the right (that we hope we never have to exercise) to defer these payments for an additional five years. And at our bank, we have over $6 billion in operating liquidity and no market funding sources (no commercial paper or reverse repurchase borrowings). We are 100% funded with deposits, FHLB advances, long-term debt and equity, and over 95% of our deposits are fully insured by the FDIC.
* * * * *

While there isn’t space in this already long letter to lay out our entire plan for the future, Indymac Bank will be dedicated to the following key principles:

1. Ensure that every loan we make is well understood by each consumer and suitable for them.

2. Become the best manager of risk in our industry. Specifically, our goals will be to:

•	produce the best (credit quality) loans in the industry;

•	have a greater focus on the macroeconomic environment affecting our business activities and look to curtail or hedge some of our lending at various points in the cycle; and

•	become more of a thrift and reduce our business with Wall Street.

3. Become the low cost provider of mortgages in the industry.

4. Deliver industry-leading service to our customers.

Many in our industry do not think it should be a lender’s responsibility to determine if a loan is suitable for a consumer. While it is not our legal responsibility, I believe that determining suitability should be a key part of our responsibilities and is also “good business”. Suitability goes hand in glove with reducing our credit costs, as a loan that is not suitable for a consumer is much more likely to default. This also means that, going forward, we will not be as sensitive to what our competitors or Wall Street are doing in terms of the products we offer. We are aggressively monitoring early delinquencies from month one of loan funding and eliminating products, customers, regions, branches and Indymac personnel that fall outside our now very stringent credit parameters. To reduce our business with Wall Street and increase our thrift earnings relative to mortgage banking, we will work toward limiting our total annual loan production from all sources to a maximum of two times our balance sheet and limit non-FHA/VA/GSE production to 25% of total production (down from approximately three times and 75%, or so, respectively in 2005 — 2007). In addition, we will attempt to bypass Wall Street and work directly with private MBS investors to originate high credit-quality loans they want in simplified MBS structures they can understand.

But our overriding goal for 2008 is pretty simple: keep Indymac Bank safe and sound with strong capital and liquidity levels, stem the losses and return to profitability, and preserve as much of our $16, or so, of book value per share as we can. If we can do that, our stock should move from its current levels back up towards book value per share, and, while many shareholders will still be significantly “underwater”, our stock could perform well this year. And from there it is back to rebuilding shareholder value. Remember, our book value per share was about $11 per share in 1999 (after the global liquidity crisis of 1998), and in seven years we built that up to nearly $28 of book value per share and a $45.16 stock price by year end 2006. While clearly the mortgage market may take a long time to recover and will likely (and thankfully) not ever return to the frothy levels of the past few years, I think there is a lot that we can do with a management team that will have weathered a third severe risk-related market disruption (the first two being related to interest rate risk and liquidity risk and this disruption being tied to credit risk), a Federal thrift with a large national origination and servicing platform, a tremendous reverse mortgage business and $16, or so, of book value per share.

What happens if we are wrong and credit costs are higher or profitability is delayed further? With the above plan, including the dividend cut and balance sheet shrinkage, we would have a capital cushion above the well capitalized limits of roughly $671 million in core and $374 million in total risk-based capital at December 31, 2008. In other words, instead of our current projection of earning roughly $13 million in all of 2008 after incurring $372 million in credit provisions/costs for the year, we could nearly triple these credit costs and still be well capitalized. And yes, things could get worse, including our potentially incurring more rightsizing costs, or selling non-performing assets in bulk at a loss or having to raise very dilutive capital, but they also could get better as a result of low interest rates and a refinance boom (which we are experiencing as I write this note), the Congressional stimulus package (especially the temporary ability of the GSEs to purchase jumbo loans and the increased loan limits for FHA/VA loans) and a potential slow return of the non-GSE secondary market...none of which is factored into our current earnings forecast.

In closing, I can assure you that we at Indymac are very determined to not only preserve shareholder value but rebuild it. And I want to personally thank all of our employees for their tremendous efforts and strength during these tumultuous times for our industry. As bad as this period has been for us, this environment has created some positives that should enhance shareholder value over the long run. We have been able to acquire/build a substantial retail platform virtually overnight. We have substantially improved our credit risk management systems at Indymac, which should result in materially improved credit quality of new production, an eventual return of the best performing parts of the non-conforming market and Indymac being less exposed to future credit cycles. Importantly, our competition in the mortgage business has been substantially reduced and should remain so for some time, helping future profitability. And with the anticipated closing of the BofA/Countrywide transaction later this year, Indymac will likely become the largest independent home lender in the nation ... a business that is huge and at the core of our American culture and economy.

Michael W. Perry
Chairman and Chief Executive Officer

About Indymac Bank

IndyMac Bancorp, Inc. (NYSE:  IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition of single- family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.

With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of approximately 15 percent. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.

For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors. To visit Indymac’s corporate blog, please visit http://www.theimbreport.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter may be deemed to be forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including: the effect of economic and market conditions including, but not limited to, the level of housing prices, industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the various credit risks associated with our loans and other financial assets, including increased credit losses due to demand trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders, loan sales, securitizations, funds from deposits and all other sources used to fund mortgage loan originations and portfolio investments; and the execution of Indymac’s business and growth plans and its ability to gain market share in a significant and turbulent market transition. Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K. Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.

Investor Contact:
Pam Marsh
Indymac Bank
Phone: (626) 535-8465
E-mail: pam.marsh@imb.com

Media Contact:
Michael DiVirgilio
MWW Group
Phone: (213) 486-6560
E-mail: mdivirgilio@mww.com